EXHIBIT 4.1

                            SPIRA Consulting Company
                              315 East 86th Street
                            New York, New York 10028
                                Tel: (212) 427-8009
                           e-Mail: bigbadalan@msn.com

October 8, 2001

R-Tec Technologies, Inc.
37 Ironia Road
Flanders, New Jersey O7836

Attention: Mr. Philip Lacqua, President

Gentlemen:

We have reviewed the publicly available information regarding the sale of products and services by Re-Tec Technologies, Inc. ("you" or the "Company"). You have apprised us that the Company is seeking to establish manufacturing and distribution relationships and bring three initial products to the marketplace, following which the Company will seek to expand the product lines and increase market penetration of its products, based upon a preliminary marketing plan recently completed by the Company's marketing consultant.

You are prepared to retain Robert A. Spira ("SPIRA") as the Company's Strategic Planning Consultant to assist you in the further development of your business, marketing and financial strategy and to refine your Business Plan (the "Plan"). As a part of your engagement of SPIRA, you agree to provide us with reasonable access to your employees, consultants and vendors and to the information we reasonably require to complete our due diligence and prepare the Plan.

SPIRA shall not be required to manage or otherwise participate in the placement of any of the proposed securities, nor to perform any services which may constitute it as an "underwriter," as that term is defined by the SEC

Your hereby engage and SPIRA agrees to be engaged under the following terms and conditions:

      1. The fee for the development and writing of the revised and definitive Plan (the "Plan Fee") shall be the issuance of options to purchase 225,000 shares of the Company's common stock at a price of $0.75 per share; such options shall be contemporaneously registered with the SEC as S-8 shares (the "S-8 Securities") and shall expire one year from the date of issuance. You agree to pay the Plan Fee upon your acceptance of this letter agreement.

      2. The final draft of the Plan (which for purposes hereof shall mean a complete Business Plan and relevant due diligence materials, in final form and suitable for copying) shall be delivered in approximately 60 days.

Mr. Philip Lacqua
October 8, 2001
Page Two


      3. The Company shall reimburse SPIRA and his agents for the reasonable costs incurred by it (including air travel at coach fare rates) and for lodging and meals at locations of more than 50 miles distance from New York City in the performance of its services hereunder, subject to the prior approval of the Company.

      4. SPIRA is engaged in the business of business, marketing and financial consulting and nothing in this agreement shall prohibit SPIRA from continuing business operations or from having an interest in any business or transaction which is competitive with your enterprise, so long as confidential information supplied by you or any of your companies is not used to damage you or your companies, nor to enhance the competitor's position, or both.

      5. All prior agreements and understandings between the parties are superseded in full by this agreement, which incorporates the entire agreement between the parties hereto. No modification or amendment to this agreement can be made unless in a writing signed by the parties hereto.

      6. The validity and effect of this agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. In the event of a dispute, the parties explicitly agree to be bound by the arbitration procedures of the American Arbitration Association.

If the foregoing correctly sets forth our understanding with respect to the subject matter hereof, please execute this letter and return to me a copy of this letter, which then shall become a binding and enforceable agreement between us, our assigns and successors.

                                             Sincerely yours,

                                             /s/ Robert A. Spira
                                             ---------------------------------
                                             Robert A. Spira, Principal

AGREED TO AND ACCEPTED AS OF
THE DATE HEREIN ABOVE AFFIXED:

R-Tec Technologies, Inc.

/s/ Philip Lacqua
---------------------------------
Mr. Philip Lacqua
President